Exhibit 99.1

July 23, 2007

VIA EMAIL AND OVERNIGHT COURIER

Mr. Michael J, McConnell
Shamrock Activist Value Fund GP LLC
4444 Lakeside Drive,
Burbank, California 91505

Dear Michael:

As I informed you today, the Nominating & Governance Committee of the Board of Directors has completed its review and consideration of your qualifications to serve as a member of the Board of Directors of Collectors Universe, Inc.  The members of that Committee and the other Directors were very impressed with your qualifications and experience, your expressed commitment to devote the time and effort required of members of the Board and to act in the best interests of all of the Company’s stockholders, and believe that, as a member of the Board, you will be able to make significant contributions to the future success of the Company.

Accordingly, I am pleased to inform you, on behalf of the Board of Directors, that the Nominating and Governance Committee of the Board of Directors has unanimously approved your election, and by unanimous vote the Board of Directors has elected you, as a member of the Company’s Board of Directors, subject to your affirmation of the following understandings and agreements:

1.           At such time as either (i) the Shamrock Funds own, in the aggregate, less than five percent of the Company's outstanding Common Stock (for reasons other than dilution caused by the Company's issuance of new securities) or (ii) you are no longer affiliated with the Shamrock Funds, you will tender your resignation as a director.  The Board will have the opportunity, but not the obligation, to accept that resignation.

2.           In the event that you cease to be affiliated with Shamrock Funds at a time when the Shamrock Funds own, in the aggregate, five percent or more of the Company’s outstanding Common Stock, the Shamrock Funds will be entitled, in accordance with the corporate governance policies of the Company, which are described in its 2006 Proxy Statement, to recommend to the Nominating and Governance Committee, for its consideration, a candidate for appointment or election to the Board of Directors.

Upon your execution and delivery of this letter in the place provided below, affirming the above understandings and agreements, your election as a member of the Company’s Board of Directors shall be effective.

Also, as we discussed, it is the intention of the Board of Directors that you would be nominated as one of management’s nominees for election to the Board of Directors at the upcoming Annual Meeting of Stockholders to be held on December 5, 2007.

In closing, I would like to note that all of us sincerely look forward to your active participation as a member of the Board of Directors.

Very truly yours,

Collectors Universe, Inc.

/s/   MICHAEL R. HAYNES
Michael R. Haynes, Chief Executive Officer

Agreed & Affirmed,
this 23 day of July, 2007:

  /s/  MICHAEL J. MCCONNELL
Michael J. McConnell